Exhibit 99.1

Ocean Power Technologies, Inc.

Announces First Quarter Fiscal 2024 Results

Delivers Revenue, Gross Profit, and Pipeline Growth

MONROE TOWNSHIP, N.J., September 13, 2023 (GLOBE NEWSWIRE) - Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NYSE American: OPTT), today announced financial results for its fiscal first quarter ended July 31, 2023 (“Q124”), including year over year revenue, gross profit, and pipeline growth. Highlights from the first quarter and recent activity include:

●	The Company’s pipeline at July 31, 2023 (“Q124”) was approximately $85 million, representing a 215% year-over-year increase over the pipeline of approximately $27 million for the prior year comparable timeframe. Our pipeline continues to grow, reflecting a significant increase in defense and security activity as well as an expansion of commercial opportunities, due to growing interest from offshore wind companies for autonomous monitoring, surveillance and survey-related services during various stages of the project development cycle.
●	Revenues of $1.3 million for Q124 grew $0.6 over revenues of $0.7 million for the fiscal quarter ended July 31, 2022 (“Q123)”.
●	Gross profit for Q124 was $0.7 million, compared to gross profit of $0.2 million in Q123.
●	The gross margin rate was 52.1% and 27.2%, for the quarters ended Q124 and Q123, respectively.
●	On September 1, 2023 we were awarded a 3-year Indefinite Delivery, Indefinite Quantity (IDIQ) contract with a total contract value up to $10 million (not included in the pipeline figure noted above) from the National Oceanic and Atmospheric Administration (NOAA). This project will support Living Marine Resource Surveys and Research through the observation and collection of data to understand the abundance, distribution, and health of marine life and habitats which will be developed and deployed for mapping, monitoring, management and research missions. OPT will provide personnel, material, supplies, equipment, transportation, and facilities in support of this goal.
●	August 24, 2023 marked an important occasion for OPT as we celebrated the grand opening and ribbon-cutting ceremony of the Company’s Marine Robotics Production Facility in Richmond, CA. The event highlighted OPT’s contributions and commitment to innovation, particularly in the form of autonomous vehicles and wave energy buoys, both of which support the United States’ energy independence and overarching security imperatives. OPT was honored to host Congressman John Garamendi CA-8, Mayor of Richmond Eduardo Martinez and esteemed representatives from the Mayor’s office, the distinguished members of the Port of Richmond, and a confluence of distinguished enterprises operating within the realm of offshore technology and energy.
●	On August 17, 2023 we announced a groundbreaking milestone: the successful demonstration of the Wave Adaptive Modular Vessel (WAM-V) attaching itself remotely to a buoy and establishing a connection that will enable charging, exemplifying OPT’s advanced autonomous capabilities. This paves the way for a future where autonomous vessels can operate for extended durations, opening doors to various applications within the maritime domain.

1

Management Commentary – Philipp Stratmann, OPT’s President and Chief Executive Officer

“I am pleased with our quarterly results and the business momentum, which affirms that our strategy is working. The demand signals from the market are clear: our customers are looking for an increasing number of resident, persistent and roaming assets that protect and conserve marine environments, collect ocean data and enhance our national security. We continue to convert our pipeline of considerable opportunities into backlog and revenues, as evidenced by our most recent win with the NOAA IDIQ contract. We believe we are well positioned to capitalize on this momentum to satisfy the growing customer demand for our products and solutions and to deliver profitable growth and meaningful value for our shareholders.”

FINANCIAL HIGHLIGHTS – Q124

Income Statement:

●	Revenues for Q124 were $1.3 million, compared to $0.7 million in Q123. This growth was driven by sales of WAM-V autonomous vehicles, revenue from our previously announced contract with the Department of Energy (“DOE”) and strategic consulting services.
●	Gross profit for Q124 was $0.7 million, as compared to a gross profit of $0.2 million in Q123. The improvement in gross margin has been driven by the MAR business, primarily through an increase in our higher margin WAM-V leasing business, and our strategic consulting services.
●	Operating expenses were $8.1 million in Q124, down 7.8% sequentially from the previous quarter, however, up from $6.3 million in Q123, due to incremental investments in people and systems to support our growth in revenue, pipeline, and contracts.
●	Net loss was $7.0 million for the Q124, as compared to a net loss of $5.9 million for the Q123.

Balance Sheet and Cash Flow

●	Combined cash, unrestricted cash, cash equivalents and short-term investments as of July 31, 2023 was $26.7 million, compared to $51.9 million at July 31, 2022.
●	Bank debt remained at $0 as of July 31, 2023.
●	Net cash used in operating activities for the quarter ended Q124 was $8.0 million, compared to $5.1 million for the same period in the prior year. This reflects the net loss noted above, payment of the earnout related to our autonomous vehicles business as a result of this business exceeding our expectations, investment in inventory to satisfy growing backlog, and payment of employment bonuses that were accrued during fiscal year 2023.

Conference Call & Webcast

As announced on August 14, 2023, a conference call to discuss OPT’s financial results will be held tomorrow morning, Thursday, September 14, 2023, at 9:00 a.m. Eastern Time. Philipp Stratmann, CEO, Bob Powers, CFO, and Joseph DiPietro, Treasurer and Controller, will host the call.

●	The dial-in numbers for the conference call are 877-407-8291 or 201-689-8345.

●	Live Webcast: Link to Q124 Webcast

2

●	Call Replay: Will be available by telephone approximately two hours after the call’s completion until December 12, 2023. You may access the replay by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers and using the Conference ID 13740597

●	Webcast Replay: The archived webcast will also be available on the OPT investor relations section of its website.

About Ocean Power Technologies

OPT, a leader in innovative and cost-effective, low carbon marine data, power, and consulting services, provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASV) and marine robotics services through our wholly owned subsidiary Marine Advanced Robotics and strategic consulting services including simulation engineering, software engineering, concept design and motion analysis through our wholly owned subsidiary 3Dent. We are headquartered in Monroe Township, New Jersey, and have offices in Houston, Texas, and Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Financial Tables Follow

Additional information may be found in the Company’s Quarterly Report on Form 10-Q that has been filed with the U.S. Securities and Exchange Commission. The Form 10-Q is accessible at www.sec.gov or the Investor Relations section of the Company’s website (www.OceanPowerTechnologies.com/investor-relations).

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com

3

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	July 31, 2023	April 30, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,863	$6,883
Short term investments	22,790	27,790
Restricted cash, short-term	65	65
Accounts receivable	730	745
Contract assets	293	152
Inventory	1,730	1,044
Other current assets	619	994
Total current assets	30,090	37,673
Property and equipment, net	1,342	1,280
Intangibles, net	3,938	3,978
Right-of-use asset, net	1,616	1,751
Restricted cash, long-term	156	155
Goodwill	8,537	8,537
Total assets	$45,679	$53,374
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,297	$952
Earnout payable	—	1,500
Accrued expenses	1,556	2,346
Contingent liabilities	1,140	1,202
Right-of-use liabilities, current portion	545	529
Contract liabilities	1,207	1,378
Total current liabilities	5,745	7,907
Deferred tax liability	203	203
Right-of-use liabilities, less current portion	1,168	1,311
Total liabilities	7,116	9,421
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 100,000,000 shares, issued 58,776,654 shares and 56,304,642 shares, respectively; outstanding 58,731,974 shares and 56,263,728 shares, respectively	59	56
Treasury stock, at cost; 44,680 shares and 40,914 shares, respectively	(357)	(355)
Additional paid-in capital	326,041	324,393
Accumulated deficit	(287,135)	(280,096)
Accumulated other comprehensive loss	(45)	(45)
Total shareholders’ equity	38,563	43,953
Total liabilities and shareholders’ equity	$45,679	$53,374

4

Ocean Power Technologies, Inc., and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended July 31,
	2023	2022

Revenues	$1,272	$714
Cost of revenues	609	520
Gross margin	663	194

Gain from change in fair value of consideration	(62)	(131)
Operating expenses	8,103	6,318
Operating loss	(7,378)	(5,993)

Interest income, net	339	141
Loss before income taxes	(7,039)	(5,852)
Provision for income taxes	—	—
Net loss	$(7,039)	$(5,852)
Basic and diluted net loss per share	$(0.12)	$(0.10)
Weighted average shares used to compute basic and diluted net loss per common share	58,723,076	55,889,651

5

OCEAN POWER TECHNOLOGIES, INC., AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Three months ended July 31,
	2023	2022

Cash flows from operating activities:
Net loss	$(7,039)	$(5,852)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets	71	43
Amortization of intangible assets	40	40
Amortization of right of use asset	135	75
(Accretion of discount)/amortization of premium on investments	(106)	220
Change in contingent consideration liability	(62)	(131)
Stock based compensation	401	333
Changes in operating assets and liabilities:
Accounts receivable	15	363
Contract assets	(141)	(280)
Inventory	(686)	(146)
Other assets	375	(13)
Accounts payable	345	154
Earnout payable	(500)	—
Accrued expenses	(540)	212
Change in lease liability	(127)	(82)
Contract liabilities	(171)	(28)
Net cash used in operating activities	$(7,990)	$(5,092)
Cash flows from investing activities:
Redemptions of short term investments	11,718	17,252
Purchases of short term investments	(6,612)	(10,813)
Purchase of property and equipment	(133)	(56)
Net cash provided by investing activities	$4,973	$6,383
Cash flows from financing activities:
Cash paid for tax withholding related to shares withheld	(2)	—
Net cash used in financing activities	$(2)	$—
Net (decrease) / increase in cash, cash equivalents and restricted cash	$(3,019)	$1,291
Cash, cash equivalents and restricted cash, beginning of period	$7,103	$8,362
Cash, cash equivalents and restricted cash, end of period	$4,084	$9,653

Supplemental disclosure of noncash investing and financing activities:
Issuance of common stock for Marine Advanced Robotics earn out	$1,000	$—
Bonus paid through stock issuance	$250	$—

6